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Exhibit 21.1

Veeco Instruments Inc.
Annual Report on Form 10-K for the Year Ended December 31, 2009
Exhibit 21.1—Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization
U.S. Subsidiaries
Veeco APAC Inc.	DE
Veeco Compound Semiconductor Inc.	MN
Veeco Metrology Inc.	AZ
Veeco Corporate LLC	DE
Veeco Process Equipment Inc.	DE
Foreign Subsidiaries
Nihon Veeco K.K.	Japan
Veeco Asia Pte. Ltd.	Singapore
Veeco Malaysia Sdn. Bhd.	Malaysia
Veeco Instruments GmbH	Germany
Veeco Instruments Limited	England
Veeco Instruments S.A.S.	France
Veeco Instruments B.V.	Netherlands
Veeco Instruments (Shanghai) Co. Ltd.	China
Veeco Korea Inc.	Korea
Veeco Taiwan Inc.	Taiwan

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  Exhibit 21.1